UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2012

Apple REIT Nine, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Nine, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01. Other Events.

          On August 29, 2012, August 30, 2012 and September 13, 2012, the Company, through three of its wholly owned subsidiaries, entered into three secured loan agreements (the “Loan Agreements”) with Wells Fargo Bank, National Association, secured by three hotel properties for a total of $47.7 million. Scheduled payments of interest and principal are due monthly and each loan will amortize based on a 25 year term with a balloon payment due at maturity. The following table sets forth the hotel property securing each loan and the interest rate, loan origination date, maturity date and principal amount originated under the Loan Agreements.

Hotel Location	Brand	Interest Rate	Loan Origination Date	Maturity Date	Principal Originated

Grapevine, TX	Hilton Garden Inn	4.89%	8/29/2012	9/1/2022	$11,810,000
Collegeville, PA	Courtyard	4.89%	8/30/2012	9/1/2022	12,650,000
Anchorage, AK	Embassy Suites	4.97%	9/13/2012	10/1/2022	23,230,000

Total					$47,690,000

          At closing the Company used a portion of the total proceeds of the loans to extinguish and payoff its $30 million non-revolving line of credit and to pay transaction costs. The remaining proceeds will be used for general corporate purposes, including capital expenditures, redemptions and distributions.

               The Loan Agreements contain representations, financial and other affirmative and negative covenants, events of default and remedies typical for these types of Loan Agreements.

               The foregoing summary does not purport to be a complete statement of the terms and conditions under the Loan Agreements.

               All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, Chief Executive Officer

September 19, 2012